UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2005

RITA Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

000-30959

(Commission File Number)

Delaware	94-3199149
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

46421 Landing Parkway

Fremont, CA 94538

(Address of principal executive offices, with zip code)

(510) 771-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2005, RITA Medical Systems, Inc. (the “Company”) completed a private placement of subordinated Senior Convertible Notes with an aggregate principal amount of $9.7 million due in 2008 (the “Notes”). The Company will use the proceeds from the private placement to retire certain of its other outstanding debt obligations.

The Notes were issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) among the Company and Atlas Master Fund, Ltd. (the “Purchaser”). The Purchase Agreement and form of note, which is attached as an exhibit to the Purchase Agreement, provide, among other things, that the Notes will bear interest at a rate of 6.5% per year, which interest is payable semi-annually on December 15 and June 15 each year, beginning December 15, 2005, and are due on August 5, 2008 (the “Maturity Date”). During the occurrence of an “Event of Default” under the Notes, the Notes will bear interest at a rate of 12% per year. The Notes are convertible into shares of common stock of the Company (the “Common Stock”) at an initial conversion price of $4.03 per share of common stock. The conversion price is subject to adjustment in certain circumstances.

If on the Maturity Date the closing price of the Common Stock has been at or above 102% of the then current conversion price for at least 10 consecutive business days immediately preceding the Maturity Date, then any remaining principal outstanding under the Notes shall automatically be converted into Common Stock, subject to certain conditions.

The Notes are subordinate in right of payment to the Company’s existing “Senior Debt”, specifically (i) the Note Purchase Agreement by and among the Company, ComVest Venture Partners, L.P. and the Additional Note Purchasers dated as of March 1, 2002, as amended; (ii) the Agreement by and among Steven Picheny, Howard Fuchs and the Company dated as of March 14, 2002, as amended; and (iii) the Promissory Note by and among Comvest Venture Partners, L.P. and Banc of America Commercial Finance Corporation dated as of March 15, 2002. The Notes will also be subordinate in right of payment to a working capital line in an amount not to exceed $10 million into which the Company may enter in the future (the “Future Senior Debt”).

As long as the Notes are outstanding, the Company and its subsidiaries will not be permitted to incur any indebtedness other than the Notes, the Senior Debt or the Future Senior Debt. An “Event of Default” will be deemed to occur if the Company (i) fails to timely file or maintain the effectiveness of a registration statement for the common stock issuable upon conversion of the Notes, (ii) defaults in the payment of the principal or interest on the Notes, (iii) defaults in the performance of any of its obligations or breaches any of its representations or covenants upon ten days notice from the Purchasers, (iv) makes an assignment for the benefit of creditors or files a petition in bankruptcy, among other things, (v) is ordered by a court of competent jurisdiction to, among other things, enter into receivership or liquidate, or (vi) fails to repay certain Senior Debt obligations. Promptly after the occurrence of an Event of Default, the Company may, upon notice from the holder of the Note, be required to offer to redeem all or any portion of the Notes then outstanding at a redemption price equal to the principal balance of the Notes plus all accrued and unpaid interest.

The securities sold pursuant to the Purchase Agreement have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. Pursuant to the Purchase Agreement, the Company is required to file a registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the resale of the shares of Common Stock issuable upon conversion of the Notes. If (i) the registration statement is not declared effective within 60 days after the filing in the event that the SEC does not undertake a review of the registration statement, or (ii) such registration statement is not declared effective within 120 days after the filing in the event that the SEC does undertake a review of the registration statement, then the Company has agreed to make pro-rata payments to the Purchaser in an amount equal to 1% of the aggregate purchase price paid by the Purchaser for the Notes for each 30-day period following the applicable deadline or during any period in which sales cannot be made (the “Default Fee”), provided that in no event shall the aggregate amount of cash to be paid as Default Fees exceed 12% of the aggregate purchase price paid by the Purchaser for the Notes.

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Purchaser, its affiliates and agents, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Other than in respect of this transaction, there are no material relationships between the Company, the Purchaser or their respective affiliates, except that the Purchaser and its affiliates currently own 1,348,169 shares of common stock of the Company.

Copies of the Purchase Agreement, including the form of Note attached thereto as an exhibit, are attached to this Current Report on Form 8-K as Exhibit 10.91, and are incorporated by reference as though fully set forth herein. The foregoing summary description of the Purchase Agreement, the Notes and the transactions contemplated therein is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement and related exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Purchase Agreement and Notes set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In March 2002, Horizon Medical Products, Inc., a wholly owned subsidiary of the Company (“Horizon”), entered into a Note Purchase Agreement with ComVest Venture Partners,

L.P. (“ComVest”), Medtronic, Inc. (“Medtronic”) and the Additional Note Purchasers (as defined in the Note Purchase Agreement and including Medtronic), dated as of March 1, 2002 and as amended June 10, 2002, July 29, 2002, October 21, 2003 and May 12, 2004 (collectively, the “Note Purchase Agreement”). In July 2004, RITA Medical Systems, Inc. (the “Company”) merged with Horizon, and Horizon became a wholly-owned subsidiary of the Company.

On August 5, 2005, the Company completed a private placement of subordinated Senior Convertible Notes with an aggregate principal amount of $9.7 million due in 2008 (the “Notes”). The Notes were issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) among the Company and Atlas Master Fund, Ltd. (the “Purchaser”).

The consummation of the Purchase Agreement and the issuance of the Notes triggered an Event of Default (as defined in the Note Purchase Agreement) under the Note Purchase Agreement. Accordingly, as of August 5, 2005, ComVest and Medtronic may, by written notice to the Company, declare the unpaid principal amount of all outstanding notes issued pursuant to the Note Purchase Agreement (the “2002 Notes”) to be immediately due and payable, together with the interest accrued thereon and all fees, costs, expenses, indemnities and other Obligations (as defined in the Note Purchase Agreement). Furthermore, pursuant to the Note Purchase Agreement, during an Event of Default, the holder of a 2002 Note may by written notice to the Company convert any or all of the unpaid principal amount of such 2002 Note into shares of the Company’s Common Stock at a price equal to 90% of the five day average of closing price of the Company’s Common Stock before the date of the notice.

Pursuant to the terms of the Notes, the Company must repay the 2002 Notes within 21 days of the issuance of the Notes, or August 26, 2005. Failure to repay the 2002 Notes will result in an Event of Default (as defined in the Note). The Company will use the proceeds from the private placement to, among other things, retire the 2002 Notes within five days after delivery of a notice to the holders of the 2002 Notes. The Company delivered a notice to the holders of the 2002 Notes on August 6, 2005, and intends to repay the 2002 Notes on or about August 9, 2005. As of August 9, 2005, the aggregate unpaid principal amount of the 2002 Notes is $8,262,000, and the aggregate amount of accrued interest payable on the 2002 Notes is $115,894.36.

The information set forth above is qualified in its entirety by reference to (i) the Note Purchase Agreement, which has been filed as Exhibit 10.1 to the Form 8-K/A of Horizon, filed on July 3, 2002, Exhibit 10.2 to the Form 10-Q of Horizon for the three months ended June 30, 2002, Exhibit 10.3 to the Form 10-Q of Horizon for the three months ended June 30, 2002, and Exhibit 10.1 of the Form 8-K of Horizon dated November 12, 2003 and is incorporated herein by reference, and (ii) the Purchase Agreement, including the form of Note attached thereto as an exhibit, which has been filed as Exhibit 10.91 hereto.

Item 3.02 Unregistered Sales of Equity Securities.

On August 5, 2005, the Company completed a private placement offering of subordinated Senior Convertible Notes with an aggregate principal amount of $9.7 million due in 2008 (the “Notes”). The Notes are convertible into shares of common stock of the Company at an initial conversion price of $4.03 per share of common stock. The conversion price is subject to adjustment in certain circumstances.

The securities were offered pursuant to exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D. There was a total of one purchaser, which was an “accredited investor” as such term is defined in Regulation D. A legend was placed on each certificate indicating that the Notes have not been registered and are restricted from resale.

Item 8.01 Other Events.

On August 5, 2005, the Company announced that it had sold to an investor subordinated senior convertible notes with an aggregate principal amount of $9.7 million in a private placement under Section 4(2) of the Securities Act. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.91	Securities Purchase Agreement dated August 5, 2005, among the Company and the Purchasers, including form of Note.

99.1	Press release of RITA Medical Systems, Inc. dated August 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITA MEDICAL SYSTEMS, INC.

Date: August 9, 2005	By:	/s/ Joseph DeVivo
Joseph DeVivo
President and Chief Executive Officer